EXHIBIT 99.2

FOR IMMEDIATE RELEASE

HCI Group Announces Pricing of $150 Million Offering of Convertible Senior Notes Due 2042

Tampa, Fla. – May 19, 2022– HCI Group, Inc. (NYSE:HCI), today announced the pricing of an offering of $150 million aggregate principal amount of 4.75% convertible senior notes due 2042 (the “notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The sale of the notes is expected to close on May 23 2022, subject to customary closing conditions.

HCI also granted the initial purchasers of the notes an option to purchase up to an additional $22.5 million aggregate principal amount of the notes.

The notes will be senior unsecured obligations of HCI and will pay interest semiannually at a rate of 4.75%. The notes will mature on June 1, 2042, unless converted in accordance with their terms prior to such date. Prior to March 1, 2042, the notes will be convertible only (a) during the period beginning on, and including, March 1, 2027 and ending at the close of business on the business day immediately preceding June 7, 2027, or (b) upon the occurrence of specified events. During the period beginning on, and including, March 1, 2042 and ending at the close of business on the business day immediately preceding the maturity date, the notes will be convertible at any time. The notes will rank senior in right of payment to HCI’s future indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment to HCI’s existing and future unsecured indebtedness that is not so subordinated; and effectively junior in right of payment to any of HCI’s secured indebtedness to the extent of the value of the assets securing such indebtedness.

The conversion rate for the notes will initially be 12.4166 shares per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $80.54 per share of common stock, and is subject to adjustment in certain circumstances. The initial conversion price represents a premium of approximately 25% to the $64.43 per share closing price of HCI’s common stock on May 18, 2022. Upon conversion, the notes may be settled in cash, shares of HCI’s common stock, or any combination thereof, at HCI’s election.

HCI will have the right to redeem the notes, in whole or in part, for cash at any time on or after June 5, 2025 if the last reported sale price of HCI’s common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which HCI provides notice of redemption, and at any time on or after June 7, 2027 regardless of the foregoing sale price condition, in each case at a redemption price of 100% of the principal amount being redeemed, plus all accrued and unpaid interest thereon. Also, on each of June 1, 2027, June 1, 2032 and June 1, 2037, holders of the notes will have the right to require HCI to repurchase all or any part of the notes for cash in an amount equal to 100% of the principal amount being repurchased, plus all accrued and unpaid interest thereon.

HCI intends to use approximately $60.0 million of the net proceeds from the offering of the notes to repurchase shares of its common stock concurrently with the pricing of the offering with or through one of the initial purchasers or its affiliate at a purchase price per share equal to the $64.43 per share closing price of HCI’s common stock on May 18, 2022, and the remainder of the net proceeds for general corporate purposes.

The notes and the shares of common stock issuable upon conversion of the notes, if any, have not been and will not be registered under the Securities Act of 1933 or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state laws. HCI does not intend to apply to list the notes on any securities exchange or automated dealer quotation system.

This announcement is neither an offer to sell, nor a solicitation of an offer to buy, any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. Any offer of these securities will be made only by means of a private offering memorandum.

About HCI Group, Inc.

HCI Group, Inc. owns subsidiaries engaged in diverse, yet complementary business activities, including homeowners insurance, reinsurance, real estate and information technology services. HCI’s leading insurance operation, TypTap Insurance Company, is a rapidly growing, technology-driven insurance company that is expanding nationwide to provide homeowners and flood insurance. TypTap’s operations are powered in large part by insurance-related information technology developed by HCI’s software subsidiary, Exzeo USA, Inc. HCI’s largest subsidiary, Homeowners Choice Property & Casualty Insurance Company, Inc., provides homeowners’ insurance primarily in Florida. HCI’s real estate subsidiary, Greenleaf Capital, LLC, owns and operates multiple properties in Florida, including office buildings, retail centers and marinas.

HCI Group, Inc.’s common shares trade on the New York Stock Exchange under the ticker symbol “HCI” and are included in the Russell 2000 and S&P SmallCap 600 Index. HCI Group, Inc. regularly publishes financial and other information in the Investor Information section of the company’s website. For more information about HCI Group and its subsidiaries, visit www.hcigroup.com.

Forward-Looking Statements

This news release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements concerning the expected closing of the offering, the prepaid forward, the repurchase of shares of common stock and the anticipated use of proceeds from the offering. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan,” “confident,” “prospects” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions, but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the company's filings with the Securities and Exchange Commission. Should any risks or uncertainties develop into actual events, these developments could have material adverse effects on the company's business, financial condition and results of operations. HCI Group, Inc. disclaims all obligations to update any forward-looking statements.

Investor Relations Contact:

Matt Glover

Gateway Group, Inc.

Tel (949) 574-3860

HCI@gatewayir.com